THE GREATER CHINA FUND, INC.

                                 CODE OF ETHICS
                                 --------------


          This Code of Ethics of The Greater China Fund, Inc. (the "Fund") has been adopted by the Board of Directors of the Fund pursuant to Rule 17j-1(b)(1) of the Investment Company Act of 1940, as amended (the "Act"), for the purposes set forth therein and to ensure that the Fund, its directors and officers and other personnel comply with the requirements of Section 17(j) and Rule 17j-1 of the Act.

          Certain terms used in this Code of Ethics are expressly defined in the Act and the rules thereunder. These terms are indicated by BLOCK CAPITAL LETTERS and are explained in Annex A to this Code of Ethics.

A. Rule 17j-1.
   ----------

          1. Prohibitions.

          a. In accordance with Rule 17j-1(a) of the Act, no officer or director of the Fund shall engage in any of the following prohibited activities in connection with the purchase (including the writing of an option to purchase) or sale, directly or indirectly, by such officer or director of a security HELD OR TO BE ACQUIRED by the Fund:

          (i) Employing any device, scheme or artifice to defraud the Fund;

          (ii) Making to the Fund any untrue statement of a material fact or omitting to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

          (iii) Engaging in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

          (iv) Engaging in any manipulative practice with respect to the Fund.

          b. In accordance with Rule 17j-1(b) of the Act, the Fund and each investment adviser of and certain underwriters for the Fund shall use reasonable diligence and institute procedures reasonably necessary to prevent its ACCESS PERSONS from engaging in any act, practice, or course of business in violation of this Code of Ethics.

          2. Compliance Procedures.

          a. In accordance with to Rule 17j-1(c) of the Act, every ACCESS PERSON of the Fund, other than a director who is not an INTERESTED PERSON, shall submit reports in the form attached hereto as Annex B to the Fund's Administrator with respect to transactions in any reportable security in which such ACCESS PERSON has, or by reason of such transaction

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acquires, any direct or indirect BENEFICIAL OWNERSHIP in the security. Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

          b. Each director of the Fund who is not an INTERESTED PERSON of the Fund shall submit the same quarterly report as required under paragraph (a), but only for a transaction in a reportable security where he knew at the time of the transaction or, in the ordinary course of fulfilling his official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director, such security is or was purchased or sold, or considered for purchase or sale, by the Fund or its Investment Manager.

          c. The Fund's Administrator shall notify each ACCESS PERSON of the Fund who may be required to make reports pursuant to this Code of Ethics that such person is subject to this reporting requirement and shall deliver a copy of this Code of Ethics to each such person.

          d. At the next meeting of the Board of Directors of the Fund following the submission and receipt of any report pursuant to paragraph (a) or (b), the Fund's Administrator shall report to the Board of Directors:

          (i) with respect to each reported transaction in a security which was held or acquired by the Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Fund's Administrator, the Fund or its Investment Manager was considering the purchase or sale of such security;

          (ii) with respect to any transaction not required to be reported to the Board by the operation of paragraph (a) that he believes nonetheless may evidence a violation of this Code; and

          (iii) any apparent violations of the reporting requirement.

          e. The Board shall consider reports made to it hereunder and shall determine whether the prohibitions and/or procedures established in this Code of Ethics have been violated, and what sanctions, if any, should be imposed.

          3. Miscellaneous.

          a. In accordance with Rule 17j-1(d) of the Act, the Fund shall, at its principal place of business, maintain the following records in the manner and to the extent set forth below and shall make such records available to the Securities and Exchange Commission or any representative thereof at any time for inspection:

          (i) This Code of Ethics and any other code of ethics of the Fund which was in effect during the last 5 years shall be maintained in an easily accessible place along with a record of any violations thereof during such period.

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          (ii) A copy of each report made by an ACCESS PERSON or the Fund's
Investment Manager pursuant to this Code of Ethics shall be preserved for 5 years from the date thereof and kept in an easily accessible place for 2 years from the date thereof.

          (iii) A list of all persons who are, or in the last 5 years have been, required to make reports to the Fund shall be maintained in an easily accessible place.

B. Personal Trading Activities.
   ---------------------------

          1. Prohibitions.

          a. The directors, officers and other investment personnel of the Fund are fiduciaries of the Fund and its shareholders and, as a result, owe the Fund and its shareholders certain fiduciary duties, including the duty to act in their best interest. In order to satisfy this duty, directors, officers or other investment personnel engaged in personal trading activities shall follow certain guidelines set forth in this Code of Ethics and established by the Fund from time to a time, including the following:

          (i) Directors, officers and other investment personnel have a duty at all times to place the interests of Fund shareholders first;

          (ii) All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

          (iii) Directors, officers and other investment personnel shall not take inappropriate advantage of their positions.

          b. Investment personnel of the Fund may not acquire any securities in an initial public offering if the Fund or any other client of the Fund's Investment Manager is participating in such offering or in any related offering.

          c. Investment personnel of the Fund shall not acquire any securities in a private placement without the express prior approval of the Fund or the Fund Investment Manager's compliance department. In granting any such prior approval, there shall be taken into account, among other factors, whether (i) the investment opportunity should be reserved for the Fund and its shareholders and (ii) the opportunity is being offered to an individual by virtue of his or her position with the Fund. Persons who have been authorized to acquire securities in a private placement must disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer of such securities. In such circumstances, the Fund's decision to purchase securities of the issuer shall be subject to an independent review by other investment personnel with no personal interest in the issuer.

          d. No ACCESS PERSON of the Fund shall execute a securities transaction on a day during which the Fund has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn. Any portfolio manager shall not buy or sell a security within 3

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calendar days before and after the Fund manages trades in that security. Any profits realized on trades within the proscribed periods set forth in this paragraph (c) shall be disgorged to the Fund.

          e. The Fund's investment personnel shall not accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

          f. The Fund's investment personnel shall not serve on the boards of directors of publicly traded companies, absent prior authorization of the Fund based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders. If such authorization is obtained, persons serving as directors shall be isolated from those making investment decisions through "Chinese Wall" or other procedures.

          2. Compliance Procedures.

          a. All ACCESS PERSONS shall "preclear" with the Fund or its Investment Manager their personal securities investments. In granting such preclearance, the Fund or such Investment Manager shall identify any prohibition or limitation applicable to the proposed investment. After granting preclearance, the Fund shall implement appropriate procedures to monitor personal investment activity by such ACCESS PERSONS.

          b. All ACCESS PERSONS shall direct their brokers to supply to a designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

          c. All investment personnel shall disclose to the Fund all personal securities holdings upon commencement of employment.

          d. All ACCESS PERSONS shall certify to the Fund annually that (i) they have read and understand this Code of Ethics and recognize that they are subject thereto, (ii) they have complied with the requirements of this Code of Ethics and (iii) they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

Adopted: March 2, 1999


                                            The Board of Directors
                                            The Greater China Fund, Inc.

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                                                                         ANNEX A
                                                                         -------


                                "ACCESS PERSONS"
                                 --------------

          An "access person" includes each director, officer or employee (if any) of the Fund or its Investment Manager who in connection with his regular duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any natural person in a control relationship to the Fund who obtains information concerning such recommendations.

                             "BENEFICIAL OWNERSHIP"
                              --------------------

          "Beneficial ownership" of a security is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities which a person has or acquires. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future.

                            "HELD OR TO BE ACQUIRED"
                             ----------------------

          A security is "held or to be acquired" if within the most recent 15 days it (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund or its Investment Manager for purchase by the Fund.

                               "INTERESTED PERSON"
                                -----------------

          An "interested person" is, with respect to any company, defined to generally include (i) any affiliated person of such company, (ii) any member of the immediate family of any natural person who is an affiliated person of such company, (iii) any interested person of any investment adviser of or principal underwriter for such company, (iv) any person or partner or employee of any person who at any time since the beginning of the last two completed fiscal years of such company has acted as legal counsel for such company, (v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer and (vi) any natural person whom the Commission by order shall have determined to be an interested person.


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                                                                         ANNEX B
                                                                         -------

FROM :    ______________________________________

TO   :    Julian Sluyters
          Mitchell Hutchins Asset Management Inc.
          1285 Avenue of the Americas
          15th Floor
          New York, NY  10019

RE   :    Reportable Transactions Under The Greater China Fund, Inc.'s
          Code of Ethics
          For the Quarter Ending _________, 199__

I (have) (have not) reportable transactions under the Code of Ethics. Reportable transactions, if any, are as follows:

          P(Purchase)        #Shares                                           Broker/
Date      S(Sale)            Prin. Amt.    Description of Security    Price    Dealer    Comment*
----      ---------------    ----------    -----------------------    -----    ------    -------





*(NBO under comments will indicate no direct or indirect beneficial ownership admitted)

          Signed:  _______________           Date:_______________




_______________________________
Reviewer's Initials/Date